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                                   CREDIT AGREEMENT

                                       BETWEEN

                               IWL COMMUNICATIONS, INC.

                                         AND

                                BANK ONE, TEXAS, N.A.




                                    AUGUST 1, 1997



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                                  TABLE OF CONTENTS

ARTICLE I TERMS DEFINED. . . . . . . . . . . . . . . . . . . . . . . . . .   1

SECTION 1.1.   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . .   1
SECTION 1.2.   ACCOUNTING TERMS AND DETERMINATIONS . . . . . . . . . . . .  12
SECTION 1.3.   GENDER AND NUMBER . . . . . . . . . . . . . . . . . . . . .  12
SECTION 1.4.   REFERENCES TO CREDIT AGREEMENT. . . . . . . . . . . . . . .  12

ARTICLE II     ADVISED GUIDANCE FACILITY . . . . . . . . . . . . . . . . .  12

SECTION 2.1.   COMMITMENT. . . . . . . . . . . . . . . . . . . . . . . . .  12
SECTION 2.2.   METHOD OF BORROWING . . . . . . . . . . . . . . . . . . . .  13
SECTION 2.3.   INTEREST RATE . . . . . . . . . . . . . . . . . . . . . . .  15
SECTION 2.4.   AGF NOTE. . . . . . . . . . . . . . . . . . . . . . . . . .  17
SECTION 2.5.   PRINCIPAL PAYMENTS; TERMINATION OF ADVISED
               GUIDANCE FACILITY . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE III    GENERAL PROVISIONS RELATED TO LOAN PAYMENTS . . . . . . . .  17

SECTION 3.1.   GENERAL PROVISIONS AS TO PAYMENTS . . . . . . . . . . . . .  17
SECTION 3.2.   OVERDUE PRINCIPAL AND INTEREST. . . . . . . . . . . . . . .  18
SECTION 3.3.   MAXIMUM LAWFUL RATE . . . . . . . . . . . . . . . . . . . .  18
SECTION 3.4.   INCREASED COSTS AND LEGAL RESTRICTIONS APPLICABLE
               TO THE ADVISED GUIDANCE FACILITY. . . . . . . . . . . . . .  18
SECTION 3.5.   PREPAYMENTS OF LOANS; REDUCTION OF ADVISED
               GUIDANCE FACILITY . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE IV     COLLATERAL FOR THE ADVISED GUIDANCE FACILITY. . . . . . . .  20

SECTION 4.1.   SECURITY. . . . . . . . . . . . . . . . . . . . . . . . . .  20
SECTION 4.2.   LEASE AND OPERATION OF EQUIPMENT. . . . . . . . . . . . . .  20

ARTICLE V      CONDITIONS PRECEDENT TO ADVANCES. . . . . . . . . . . . . .  21

SECTION 5.1.   ALL ADVANCES. . . . . . . . . . . . . . . . . . . . . . . .  21
SECTION 5.2.   PARTICULAR ADVANCES . . . . . . . . . . . . . . . . . . . .  21
SECTION 5.3.   CLOSING DATE REQUIREMENTS . . . . . . . . . . . . . . . . .  22

ARTICLE VI     REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . .  22
SECTION 6.1.   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .  22
SECTION 6.2.   CORPORATE EXISTENCE AND POWER.. . . . . . . . . . . . . . .  23

SECTION 6.3.   CORPORATE AND GOVERNMENTAL AUTHORIZATION;
               CONTRAVENTION . . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 6.4.   BINDING EFFECT. . . . . . . . . . . . . . . . . . . . . . .  23
SECTION 6.5.   FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . .  23
SECTION 6.6.   LITIGATION. . . . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 6.7.   TAXES AND FILING OF TAX RETURNS . . . . . . . . . . . . . .  24
SECTION 6.8.   BUSINESS; COMPLIANCE. . . . . . . . . . . . . . . . . . . .  24
SECTION 6.9.   LICENSES, PERMITS, ETC. . . . . . . . . . . . . . . . . . .  24
SECTION 6.10.  COMPLIANCE WITH LAW . . . . . . . . . . . . . . . . . . . .  24
SECTION 6.11.  FULL DISCLOSURE . . . . . . . . . . . . . . . . . . . . . .  24
SECTION 6.12.  FISCAL YEAR . . . . . . . . . . . . . . . . . . . . . . . .  25
SECTION 6.13.  ENVIRONMENTAL MATTERS . . . . . . . . . . . . . . . . . . .  25
SECTION 6.14.  ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

ARTICLE VII    COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . .  26

SECTION 7.1.   INFORMATION . . . . . . . . . . . . . . . . . . . . . . . .  26
SECTION 7.2.   FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . .  26
SECTION 7.3.   CONSOLIDATIONS, MERGERS, SALES OF ASSETS,
               AND MAINTENANCE . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.4.   USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . .  27
SECTION 7.5.   RIGHT OF INSPECTION; RIGHT OF AUDIT . . . . . . . . . . . .  27
SECTION 7.6.   LIMITATION ON DEBT. . . . . . . . . . . . . . . . . . . . .  28
SECTION 7.7.   LIMITATION ON SALE OF PROPERTIES. . . . . . . . . . . . . .  28
SECTION 7.8.   LIMITATIONS ON LIENS. . . . . . . . . . . . . . . . . . . .  28
SECTION 7.9.   MAINTENANCE OF INSURANCE. . . . . . . . . . . . . . . . . .  28
SECTION 7.10.  PAYMENT OF TAXES AND CLAIMS . . . . . . . . . . . . . . . .  29
SECTION 7.11.  COMPLIANCE WITH LAWS AND DOCUMENTS. . . . . . . . . . . . .  29
SECTION 7.12.  ENVIRONMENTAL LAW COMPLIANCE AND INDEMNITY. . . . . . . . .  29
SECTION 7.13.  ADDITIONAL DOCUMENTS. . . . . . . . . . . . . . . . . . . .  30
SECTION 7.14.  QUANTITY OF DOCUMENTS . . . . . . . . . . . . . . . . . . .  30
SECTION 7.15.  INVESTMENTS . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 7.16.  TRANSACTIONS WITH AFFILIATES. . . . . . . . . . . . . . . .  31
SECTION 7.17.  FISCAL YEAR . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 7.18.  ERISA.. . . . . . . . . . . . . . . . . . . . . . . . . . .  31
SECTION 7.19.  CHANGES IN MANAGEMENT . . . . . . . . . . . . . . . . . . .  32
SECTION 7.20.  REPURCHASE OF STOCK . . . . . . . . . . . . . . . . . . . .  32

ARTICLE VIII   DEFAULTS AND REMEDIES . . . . . . . . . . . . . . . . . . .  32

SECTION 8.1.   EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . .  32

ARTICLE IX     MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . .  34

SECTION 9.1.   NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 9.2.   NO WAIVERS. . . . . . . . . . . . . . . . . . . . . . . . .  34
SECTION 9.3.   EXPENSES; INDEMNIFICATION . . . . . . . . . . . . . . . . .  35
SECTION 9.4.   RIGHT AND SHARING OF SET-OFFS . . . . . . . . . . . . . . .  35
SECTION 9.5.   AMENDMENTS AND WAIVERS. . . . . . . . . . . . . . . . . . .  36
SECTION 9.6.   SURVIVAL. . . . . . . . . . . . . . . . . . . . . . . . . .  36
SECTION 9.7.   LIMITATION ON INTEREST. . . . . . . . . . . . . . . . . . .  36
SECTION 9.8.   INVALID PROVISIONS. . . . . . . . . . . . . . . . . . . . .  36
SECTION 9.9.   CONFLICT OF TERMS . . . . . . . . . . . . . . . . . . . . .  37
SECTION 9.10.  REVOLVING LOAN. . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 9.11.  SUCCESSORS AND ASSIGNS. . . . . . . . . . . . . . . . . . .  37
SECTION 9.12.  TEXAS LAW . . . . . . . . . . . . . . . . . . . . . . . . .  37
SECTION 9.13.  COUNTERPARTS; EFFECTIVENESS . . . . . . . . . . . . . . . .  37
SECTION 9.14.  NO THIRD PARTY BENEFICIARIES. . . . . . . . . . . . . . . .  37
SECTION 9.15.  ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . .  38

                                   EXHIBITS

EXHIBIT A      -    Form of Request for Advance
SCHEDULE I     -    Debt of Borrower
SCHEDULE II    -    Liens of Borrower
SCHEDULE III   -    Subsidiaries

                               CREDIT AGREEMENT

     THIS CREDIT AGREEMENT (this "CREDIT AGREEMENT") is entered into as of the 1st day of August, 1997, between IWL COMMUNICATIONS, INC., a Texas corporation ("BORROWER"), and BANK ONE, TEXAS, N.A., a national banking association ("LENDER").

                             W I T N E S S E T H:

     WHEREAS, Borrower has requested that Lender provide for a discretionary guidance line of credit to Borrower in an amount not to exceed $5,000,000.00 which is and shall be used for Borrower's purchase and subsequent lease of certain types of communications equipment; and

     WHEREAS, Lender has agreed to such request on the terms and conditions herein contained.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                  ARTICLE I

                                TERMS DEFINED

     SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

     "Adjusted LIBOR Rate" shall mean on the applicable Effective Date, with respect to a LIBOR Rate Loan, a rate per annum equal to the SUM OF (a) the quotient of (i) the LIBOR Rate on the applicable Effective Date, divided by
(ii) the remainder of 1.00 minus the LIBOR Reserve Requirement, if any, on the applicable Effective Date, plus (b) the FDIC Percentage in effect on the applicable Effective Date, together with any additional impositions,

CREDIT AGREEMENT                       1
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assessments, fees or surcharges that may be imposed on Lender (expressed as a percentage), to the extent such impositions, assessments, fees or surcharges are not reflected in the FDIC Percentage or the LIBOR Reserve Requirement and are generally imposed on banks with capitalization and supervisory risk factors comparable to Lender, plus (c) the LIBOR Margin.

     "Advance" means each advance made by Lender under the Advised Guidance Facility and evidenced by a Request for Advance submitted by Borrower to Lender pursuant to the terms and conditions of this Credit Agreement.

     "Advised Guidance Facility" has the meaning set forth in SECTION 2.1.

     "Affiliate" of any corporation shall mean any Person which, directly or indirectly, controls or is controlled by or is under common control with such corporation and, without limiting the generality of the foregoing, shall include any Person which beneficially owns or holds five percent (5%) or more of any class or series of voting securities of such corporation (or in case of a Person which is not a corporation, five percent (5%) or more of the equity interest) of which is beneficially owned or held by such corporation. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. As used herein the term "controlling persons" means the parties having the possession of the authority, direct or indirect, or the power to direct or cause the direction of the management and policies of a person, trust, corporation, partnership, or other entity, whether through the ownership of voting securities, by agreement, or otherwise.

     "AGF Note" means each AGF Note to be executed by Borrower and payable to the order of Lender evidencing a Loan under the Advised Guidance Facility.

     "Applicable Base Rate" means (a) prior to the Interest Reduction Date, the Base Rate, and (b) after the Interest Reduction

CREDIT AGREEMENT                       2
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Date, (i) the Base Rate, minus (ii) the Base Rate Adjustment.

     "Applicable Environmental Law" has the meaning set forth in SECTION 7.12.

     "Applicable Rate" has the meaning set forth in SECTION 2.3.

     "Approved Equipment Lease" means an Equipment Lease (a) with a term of not more than the lesser of (i) sixty (60) months, or (ii) the estimated useful life of the applicable Equipment, (b) the lessee of which is an entity organized under the laws of the United States or any state thereof, and (c) with respect to which either (i) such lessee's financial condition is acceptable to Lender, or (ii) such Equipment Lease is guaranteed by a Person acceptable to Lender.

     "Assets" means all of the assets of any Person, real or personal, which are included on a balance sheet of such Person prepared in accordance with GAAP.

     "Authorized Officer" means, as to any Person that is a corporation, any of its Chairman, Vice-Chairman, President, Vice President(s), Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer or Treasurer, or as to any other Person, if such Person is a partnership, the partnership's general partner or other Person authorized by appropriate action to execute the Loan Documents or any other documents or certificates to be executed by such Person hereunder or in connection with any Loan.

     "Base Rate" means the base interest rate as announced or published by Lender from time to time, and may not be the lowest interest rate charged by Lender.

     "Base Rate Adjustment" means a percentage to be determined by Lender in the exercise of Lender's reasonable business judgment based upon the credit quality of the Person leasing the equipment to be purchased with the proceeds of the applicable Loan, provided, that such percentage shall not exceed 1.00%.

     "Base Rate Loan" shall mean a Loan or any portion of a Loan computed with reference to the Applicable Base Rate.

CREDIT AGREEMENT                       3
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     "Borrower" has the meaning set forth in the first paragraph of this
Credit Agreement.

     "Business Day" means any day except a Saturday, Sunday or other day on which national banks in Dallas, Texas are authorized by law to close.

     "Cash Equivalents" means (a) cash and obligations issued or guaranteed by the United States of America, (b) obligations issued or guaranteed by any person controlled or supervised by and acting as an agency or instrumentality of the United States of America pursuant to authority granted by the Congress of the United States, (c) certificates of deposit issued, or banker's acceptances drawn on and accepted by, or money market accounts or time deposits in, commercial banks which are members of the Federal Deposit Insurance Corporation and which have a combined capital, surplus and undistributed profits of at least $50,000,000, (d) repurchase agreements with any such commercial bank, or with broker-dealers or other institutions, that are secured by obligations issued or guaranteed by the United States of America or an agency or instrumentality thereof, (e) other money market instruments and mutual funds, substantially all of the assets of which are invested in any or all of the investments described in clauses (a) through
(d) above, and (f) commercial paper rated P-1 by Moody's Investors Service, Inc. or A-1 by Standard & Poor's Corporation on the date of acquisition.

     "Closing Date" means the date of this Credit Agreement.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral Assignment" means that certain Collateral Assignment and Security Agreement, dated as of the date hereof, by and between Borrower and Lender, pursuant to which Borrower has assigned all Equipment Leases to Lender and granted to Lender a first priority security interest in all Equipment as collateral security for the payment of the Obligations.

     "Consequential Loss" has the meaning set forth in SECTION 3.5.

     "Credit Agreement" means this Credit Agreement.

CREDIT AGREEMENT                       4
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     "Credit Period" means the period commencing on the date of this Credit
Agreement and ending on the Termination Date.

     "Current Maturities" means, with respect to any Person, on any date of calculation, the current liabilities of such Person attributable to its long term indebtedness, determined in accordance with GAAP.

     "Current Ratio" means, for any date of determination, the ratio of (a) Borrower's current assets as shown on the balance sheet of Borrower prepared in accordance with GAAP, to (b) Borrower's current liabilities as shown on the balance sheet of Borrower prepared in accordance with GAAP.

     "Debt" means, for any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (c) all other indebtedness (including capitalized lease obligations) of such Person on which interest charges are customarily paid or accrued, (d) all contingent liabilities of such Person, (e) the unfunded or unreimbursed portion of all letters of credit issued for the account of such Person, and (f) all liability of such Person as a general partner or joint venturer for obligations of the nature described in (a) through (e) preceding.

     "Default" means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

     "Default Rate" has the meaning set forth in SECTION 3.2.

     "Distribution" by any Person, means (a) with respect to any stock issued by such Person or any partnership or joint venture interest of such person, the retirement, redemption, repurchase, or other acquisition for value of such stock, partnership or joint venture interest, (b) the declaration or payment (without duplication) of any dividend or other distribution, whether monetary or in kind, on or with respect to any stock, partnership or joint venture of any Person, and (c) any other payment or distribution of assets of a similar nature or in respect of an

CREDIT AGREEMENT                       5
equity investment.

     "EBITDA" means, for any period, determined in accordance with GAAP for Borrower, the sum of net income before taxes, plus depreciation, plus amortization, plus interest expense, plus any other non-cash expenses, each as deducted in determining such net income before taxes.

     "Effective Date" has the meaning set forth in SECTION 2.3.

     "Employee Plan" means at any time an employee benefit plan as defined in
Section 3(3) of ERISA that is now or was previously maintained, sponsored or contributed to by Borrower.

     "Equipment" means all machinery, equipment (including, without limitation, all communications equipment), tools, apparatus, furniture and leasehold improvements, now owned or hereafter acquired by Borrower or in which Borrower now has or hereafter may acquire any right, title or interest, and any and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed therein or affixed thereto, including but not limited to "equipment" as defined in Section 9.109(2) of the Uniform Commercial Code leased by Borrower pursuant to an Equipment Lease and financed in whole or in part by a Loan.

     "Equipment Lease" means any lease by Borrower of Equipment purchased with the proceeds of a Loan.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all regulations issued pursuant thereto.

     "Event of Default" has the meaning set forth in SECTION 8.1.

     "FDIC Percentage" shall mean, on any day, the net assessment rate (expressed as a percentage rounded to the next highest 1/100 of 1%), if any, which is in effect on such day (under the regulations of the Federal Deposit Insurance Corporation or any successor) for determining the assessments paid by Lender to the Federal Deposit Insurance Corporation (or any successor) for insuring Eurocurrency deposits made in dollars at Lender's

CREDIT AGREEMENT                       6
principal offices. Each determination of said percentage made by Lender shall, in the absence of manifest error, be binding and conclusive.

     "Federal Funds Rate" means, for any day, the rate per annum (rounded upwards if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate quoted to Lender on such day on such transactions from three Federal funds brokers of recognized standing.

     "Fixed Charge Ratio" means, for any date of determination, the ratio of
(a) EBITDA for the immediately preceding four (4) calendar quarters, to (b) the sum of (i) Current Maturities, plus (ii) Interest Expense, plus (iii) Lease Expense, each for the immediately preceding four (4) calendar quarters.

     "Fixed Rate" means for any Loan a rate of interest equal to the sum of
(a) the Treasury Rate, plus (b) a percentage to be determined by Lender in the exercise of Lender's reasonable business judgment based upon the credit quality of the Person leasing the Equipment to be purchased with the proceeds of the applicable Loan, provided, that such percentage shall not exceed 2.40%, nor be less than 1.25%.

     "Fixed Rate Loan" shall mean a Loan which bears interest computed with respect to the Fixed Rate.

     "GAAP" means generally accepted accounting principles consistently applied as in effect at the time of application of the provisions hereof.

     "Governmental Authority" means any government, any state or other political subdivision thereof, or any Person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

CREDIT AGREEMENT                       7

     "Guarantor" means any Person executing a Guaranty of the Obligations in favor of the Lender.

     "Guaranty" means a continuing guaranty of payment of the Obligations (subject to any limitations, reductions in liability, or termination thereof therein contained), executed by each Guarantor in favor of Lender, as it may from time to time be renewed, extended, amended or restated.

     "Intangible Assets" means those assets of Borrower which are (a) deferred assets, other than prepaid insurance and prepaid taxes, (b) patents, copyrights, trademarks, trade names, franchises, goodwill, experimental expenses and other similar assets which would be classified as intangible assets on the balance sheet of Borrower, prepared in accordance with GAAP, and (c) unamortized debt discount and expense (excluding any genuine commitment or other loan fees paid by Borrower to obtain secured financing).

     "Interest Adjustment Date" shall mean the earlier of either the last day of an Interest Period or the Maturity Date for the AGF Note under which the applicable LIBOR Rate Loan was made.

     "Interest Expense" means, for any period, the interest expense which is required to be shown as such on the financial statements of Borrower, prepared in accordance with GAAP.

     "Interest Period" shall mean, with respect to a LIBOR Rate Loan, a period selected by Borrower of 30, 60 or 90 days, commencing on the Effective Date of any LIBOR Rate Loan; provided that any Interest Period ending on a date later than the Maturity Date for the AGF Note under which the applicable LIBOR Rate Loan was made shall be deemed to end on such Maturity Date.

     "Interest Reduction Date" means the date on which Borrower has delivered to Lender Borrower's audited financial statements for Borrower's 1997 fiscal year; provided, that (a) no Event of Default has occurred and is continuing; and (b) Lender, in its sole discretion, approves a reduction in the interest rate hereunder due to, among other reasons, a risk reduction in the Advised Guidance Facility.

     "Lease Expense" means, for any period, the lease expense under all Operating Leases for Borrower.

CREDIT AGREEMENT                       8
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     "Lender" has the meaning set forth in the first paragraph of this Credit
Agreement.

     "LIBOR Margin" means (a) prior to the Interest Reduction Date, 2.50%, and (b) on and after the Interest Reduction Date, a percentage to be determined by Lender in the exercise of Lender's reasonable business judgment based upon the credit quality of the Person leasing the Equipment to be purchased with the proceeds of the applicable Loan, provided, that such percentage shall not exceed 2.50%, nor be less than 1.25%.

     "LIBOR Rate" shall mean, with respect to a LIBOR Rate Loan for the Interest Period applicable thereto, the rate of interest determined by Lender at which deposits in dollars for the relevant Interest Period and comparable in amount to the LIBOR Rate Loan in question are offered based on information presented on the Telerate Screen as of 11:00 A.M. (London time) on the day which is two (2) Business Days prior to the first day of such Interest Period; PROVIDED, that if at least two such offered rates appear on the Telerate Screen in respect of such Interest Period, the arithmetic mean of all such rates (as determined by Lender) will be the rate used; PROVIDED, FURTHER, that if Telerate ceases to provide LIBOR quotations, such rate shall be the average rate of interest determined by Lender at which deposits in U.S. dollars are offered for the relevant Interest Period by Lender (or its successor) to banks with combined capital and surplus in excess of $500,000,000 in the London interbank market as of 11:00 A.M. (London time) on the applicable Effective Date.

     "LIBOR Rate Loan" shall mean a Loan or any portion of a Loan which bears interest computed with reference to the Adjusted LIBOR Rate.

     "LIBOR Reserve Requirement" shall mean, on any day, that percentage (expressed as a decimal fraction) which is in effect on such date, if any, as provided by the Federal Reserve System for determining the maximum reserve requirements generally applicable to financial institutions regulated by the Federal Reserve Board comparable in size and type to Lender (including, without limitation, basic supplemental, marginal and emergency reserves) under Regulation D with respect to "Eurocurrency liabilities" as currently defined in Regulation D, or under any similar or successor regulation with respect to Eurocurrency liabilities or Eurocurrency funding (or, if reserves for Eurocurrency liabilities

CREDIT AGREEMENT                       9
are not separately stated in such regulations, the other applicable category of liabilities which includes deposits by reference to which the interest rate on a LIBOR Rate Loan is determined). Each determination by Lender of the LIBOR Reserve Requirement, shall, in the absence of manifest error, be conclusive and binding.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Credit Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

     "Loan" means all Advances, whether one or more, to be made by Lender under the Advised Guidance Facility related to a single AGF Note pursuant to the terms and conditions of this Credit Agreement.

     "Loan Documents" means (a) this Credit Agreement, (b) all AGF Notes, (c) the Security Documents, (d) all other certificates, documents or instruments delivered in connection with this Credit Agreement, the AGF Notes or the Security Documents, and (e) any and all renewals, amendments, restatements or supplements to all or any part of the foregoing.

     "Margin Regulations" mean Regulations G, T, U and X of the Board of Governors of the Federal Reserve System, as in effect from time to time.

     "Margin Stock" means "margin stock" as defined in Regulation U of the Margin Regulations.

     "Material Adverse Effect" means with respect to a Person (including, without limitation, Borrower), an effect on the business, financial condition, operations or assets of such Person, which does or could materially and adversely affect Borrower's ability to pay and perform the Obligations.

     "Maturity Date" shall mean with respect to any AGF Note, the date on which such AGF Note matures pursuant to the terms thereof.

     "Maximum Lawful Rate" means the maximum rate (or, if the context so permits or requires, an amount calculated at such rate) of interest which, at the time in question would not cause the

CREDIT AGREEMENT                       10
interest charged on the portion of the Loans owed to Lender at such time to exceed the maximum amount which Lender would be allowed to contract for, charge, take, reserve, or receive under applicable law after taking into account, to the extent required by applicable law, any and all relevant payments or charges under the Loan Documents. To the extent the laws of the State of Texas are applicable for purposes of determining the "Maximum Lawful Rate," such term shall mean the "indicated rate ceiling" from time to time in effect under Article 1.04, Title 79, Revised Civil Statutes of Texas, 1925, as amended, or, if permitted by applicable law and effective upon the giving of the notices required by such Article 1.04 (or effective upon any other date otherwise specified by applicable law), the "quarterly ceiling" or "annualized ceiling" from time to time in effect under such Article 1.04, whichever Lender shall elect to substitute for the "indicated rate ceiling," and VICE VERSA, each such substitution to have the effect provided in such
Article 1.04, and Lender shall be entitled to make such election from time to time and one or more times and, without notice to Borrower, to leave any such substitute rate in effect for subsequent periods in accordance with subsection (h)(1) of such Article 1.04.

     "Minimum Notice Requirement" has the meaning set forth in SECTION 2.3.

     "Obligations" means all present and future indebtedness, obligations and liabilities, and all renewals and extensions thereof, or any part thereof, of Borrower, to Lender arising pursuant to the Loan Documents, and all interest accrued thereon and costs, expenses, and attorneys' fees incurred in the enforcement or collection thereof, regardless of whether such indebtedness, obligations and liabilities are direct, indirect, fixed, contingent, liquidated, unliquidated, joint, several or joint and several.

     "Operating Lease" means any operating lease, as defined in the Financial Accounting Standard Board Statement of Financial Accounting Standards No. 13 dated November, 1976, or otherwise in accordance with GAAP.

     "PBGC" means the Pension Benefit Guaranty Corporation, or its successors.

     "Pension Plan" means any Employee Plan that is now or was

CREDIT AGREEMENT                       11
previously covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code.

     "Permitted Disposition" means any sale of stock of Borrower in connection with (a) an initial public offering, and (b) any stock option plan approved by Borrower's board of directors in accordance with sound business judgment and so long as any such plan does not require any fundings or stock purchases by Borrower.

     "Permitted Liens" means:

     (a)  Liens and encumbrances in favor of Lender;

     (b) Liens for taxes, assessments or other governmental charges incurred in the ordinary course of business and not yet past due or being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

     (c) Liens not delinquent created by statute in connection with worker's compensation, unemployment insurance, social security and similar statutory obligations;

     (d) Liens of mechanics, materialmen, carriers, warehousemen or other like statutory or common law liens securing obligations incurred in good faith in the ordinary course of business that are not yet due and payable or that are being contested in good faith by appropriate proceedings and with proper reserves therefor maintained in accordance with GAAP;

     (e) encumbrances consisting of easements, rights of way, zoning restrictions or other similar restrictions on the use of real property, none of which materially impairs the use of such property by Borrower or any Subsidiary in the operation of the business for which it is used and none of which is violated in any material respect by any existing or proposed structure or land use; and

     (f) Liens on furniture, fixtures and equipment for purchase money financing (including loans and leases) hereafter existing.

     "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political

CREDIT AGREEMENT                       12
subdivision or an agency or instrumentality thereof.

     "Regulatory Change" means the adoption after the date hereof of any applicable law, rule or regulation, or any change after the date hereof in any applicable law, rule or regulation, or any change after the date hereof in the interpretation or administration thereof by any Governmental Authority charged with the administration thereof.

     "Reporting Date" means each March 31, June 30, September 30 and December 31, during the Credit Period.

     "Request for Advance" means a request for an Advance from Lender in the form attached hereto as EXHIBIT A.

     "Security Documents" means (a) the Collateral Assignment, (b) all other documents or instruments granting a Lien in favor of Lender as collateral for the Loans, (c) all financing statements related thereto, and (d) any documents executed in modification, renewal, extension or replacement of any of the foregoing.

     "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions (including that of a general partner) are at the time directly or indirectly owned, collectively, by Borrower and any Subsidiaries of Borrower. The term Subsidiary shall include Subsidiaries of Subsidiaries (and so on).

     "Tangible Net Worth" means, as of any date, the total shareholder's equity (including capital stock, additional paid-in capital and retained earnings) which would appear on a balance sheet of Borrower prepared as of such date in accordance with GAAP LESS the aggregate book value of Intangible Assets shown on such balance sheet.

     "Taxes" means all taxes, assessments, filing or other fees, levies, imposts, duties, deductions, withholdings, stamp taxes, interest equalization taxes, capital transaction taxes, foreign exchange taxes or other charges of any nature whatsoever, from time to time or at any time imposed by law or any federal, state or local governmental agency, other than Taxes imposed upon Lender with respect to any of its franchises, businesses, income or

CREDIT AGREEMENT                       13
profits.

     "Telerate Screen" means the display designated as Screen 3750 on the Telerate System or such other screen on the Telerate System as shall display the London interbank offered rates for deposits in U.S. dollars quoted by selected banks.

     "Termination Date" means May 1, 1998.

     "Total Revolving Commitment" means the $5,000,000 revolving credit facility established by Lender for Borrower pursuant to that certain $5,000,000 Revolving Credit Agreement, dated August 1, 1997, by and between Lender and Borrower.

     "Treasury Rate" means the fluctuating rate of interest per annum (as of the date of determination) on U.S. Treasury Notes having a maturity of seven
(7) years as shown in the seven-year listing in the "this week" column under the heading "Treasury Constant Maturities" of the Federal Reserve statistical release Form H.15 or, if such published rate of interest is not available for any reason at least ten (10) Business Days prior to the date of determination, such other comparable rate of interest determined by Lender, in its reasonable discretion.

     SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared on a consolidated basis with Borrower's Subsidiaries in accordance with GAAP as in effect from time to time, applied on a basis consistent with the most recent audited financial statements of Borrower.

     SECTION 1.3. GENDER AND NUMBER. Words of any gender used in this Credit Agreement shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

     SECTION 1.4. REFERENCES TO CREDIT AGREEMENT. Use of the words "herein", "hereof", "hereinabove", and the like are and shall be construed as references to this Credit Agreement. All references in this Credit Agreement to Schedules, Exhibits, Articles, Section, subsections, paragraphs and subparagraphs refer

CREDIT AGREEMENT                       14
to the respective subdivisions of this Credit Agreement, unless such reference specifically identifies another document.













CREDIT AGREEMENT                       15

                                  ARTICLE II

                          ADVISED GUIDANCE FACILITY

     SECTION 2.1. COMMITMENT. During the Credit Period, Lender agrees, subject to this SECTION 2.1 AND ARTICLE V and the other terms and conditions set forth in this Credit Agreement, to have available sufficient proceeds to make Loans to Borrower from time to time in an amount not to exceed $5,000,000.00 in the aggregate at any one time outstanding (the "ADVISED GUIDANCE FACILITY") to finance the purchase and subsequent lease of certain types of communications equipment. All Loans under the Advised Guidance Facility shall be made by Lender in its sole and absolute discretion, Borrower hereby acknowledging and agreeing that Lender may elect not to make any Loan or Loans under the Advised Guidance Facility with or without cause. All Loans shall be cross-collateralized and cross-defaulted. Once Lender has approved a Loan, Borrower shall be entitled to obtain Advances thereof in amounts approved by lender and in accordance with the terms of this Credit Agreement. Each Loan under the Advised Guidance Facility shall be in a minimum principal amount of $250,000.00, and each Advance under a Loan shall be in a minimum principal amount of $100,000.00 except for the final Advance under a Loan which can be in a smaller amount. Subject to the foregoing limitations, Borrower may borrow under this SECTION 2.1, repay or prepay the applicable AGF Note (without premium or penalty, other than as set forth in SECTION 2.3 with respect to LIBOR Rate Loans) and reborrow under this SECTION
2.1 at any time during the Credit Period.

     SECTION 2.2. METHOD OF BORROWING. Borrower shall be entitled to obtain Loans and Advances under Loans from Lender pursuant to SECTION 2.1 in the following manner:

          (a)  APPLICABLE BASE RATE LOANS.   In the case of any Advance which
shall initially bear interest with respect to the Base Rate, Borrower, through an Authorized Officer, shall give Lender at least three Business Days prior to the date of any such proposed Advance, a Request for Advance specifying its desire to borrow such Advance hereunder. Notice shall be given to Lender prior to 10:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. Such Request for Advance shall be accompanied by the documents required to be delivered pursuant to ARTICLE V.

CREDIT AGREEMENT                       16

          (b) LIBOR RATE LOANS. In the case of an Advance which shall initially bear interest with respect to the LIBOR Rate, Borrower, through an Authorized Officer, shall give Lender at least three Business Days prior to the date of any such proposed Advance, a Request for Advance specifying its desire to borrow such Advance hereunder. Notice shall be given to Lender prior to 10:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. LIBOR Rate Loans shall in all cases be subject to availability and to SECTION 3.4 hereof. For LIBOR Rate Loans, the Request for Advance shall specify the requested funding date, which shall be a Business Day, the amount of the proposed Advance to be made by Lender, the Interest Period selected (provided that no such Interest Period shall extend past the Maturity Date for the AGF Note under which the applicable LIBOR Rate Loan was made) and shall be accompanied by the documents required to be delivered pursuant to ARTICLE V. Such Advance shall be in an amount not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00).

     (c) FIXED RATE LOANS. If Borrower wants a Loan to bear interest with respect to the Fixed Rate, Borrower, through an Authorized Officer, shall give Lender at least five Business Days prior to the date of the initial Advance under such proposed Loan a Request for Advance specifying its desire to borrow such Advance hereunder. Notice shall be given to Lender prior to 10:00 a.m., Dallas, Texas time, in order for such Business Day to count toward the minimum number of Business Days required. Lender shall notify Borrower two Business Days after such Request for Advance of the Fixed Rate which would be applicable to such Loan. Within one Business Day after Lender notifies Borrower of the applicable Fixed Rate, Borrower shall notify Lender as to whether Borrower elects to have such Fixed Rate applicable to such Loan or whether Borrower elects to have the Applicable Base Rate or Adjusted LIBOR Rate applicable to such Loan and initial Advance thereunder. If Borrower elects to have the Adjusted LIBOR Rate applicable to such Loan and initial Advance thereunder, Borrower shall also provide to Lender the information required under clause (b) above with respect to such LIBOR Rate election. Once Borrower has elected the interest rate to be applicable to such Loan pursuant hereto, such election shall be irrevocable. Each Fixed Rate Loan shall be in an amount not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) and the Fixed Rate shall apply to the entire Loan for the full term thereof.

CREDIT AGREEMENT                       17

     (d) APPROVAL OF LOANS. Borrower shall make a request for a Loan no less than ten (10) Business Days prior to the date Borrower wants the initial Advance to be made under such Loan. Such request for a Loan shall set forth the proposed amount of the Loan, the Equipment to be purchased with the proceeds thereof and the proposed Equipment Lease related thereto, together with such information related to such Equipment, the lessee under the proposed Equipment Lease and such other matters as Lender may request.

     (e) LENDER'S APPROVAL. Within five (5) Business Days after receipt of a request of a Loan pursuant to clause (d) above, Lender shall notify Borrower as to whether Lender will make the Loan requested, which determination shall be made in Lender's sole discretion. Within three (3) Business Days (or five (5) Business Days with respect to a Fixed Rate Loan) after receipt of a Request for Advance pursuant to clauses (a) through (c) above and subject to Borrower's compliance with the conditions precedent set forth in Article V hereof, Lender shall advance to Borrower that portion of the Advance requested which relates to Equipment (and labor) approved by Lender to be purchased and paid with the proceeds of the related Loan. If Lender fails to notify Borrower within such five or three day period, as applicable, that it is willing to make the Loan or Advance (or portion thereof) being requested, Lender shall be deemed to have denied Borrower's request for such Loan or Advance (or portion thereof), as applicable.

     SECTION 2.3.   INTEREST RATE.

          (a) Interest on the Loans shall accrue at a rate per annum equal to the lesser of (i) at Borrowers' option, the Applicable Base Rate, the applicable Adjusted LIBOR Rate, or the Fixed Rate (the "APPLICABLE RATE"), or
(ii) the Maximum Lawful Rate. Without notice to Borrowers or anyone else, the Applicable Base Rate and the Maximum Lawful Rate shall each automatically fluctuate upward and downward as and in the amount by which the Base Rate and Maximum Lawful Rate, respectively, fluctuate, subject always to limitations contained in this Agreement.

          (b) Upon at least three (3) Business Days' prior written notice to Lender ("MINIMUM NOTICE REQUIREMENT"), Borrower may through an Authorized Officer, on any Interest Adjustment Date (other than the Maturity Date for the AGF Note under which the applicable LIBOR Rate Loan was made), convert amounts of any LIBOR

CREDIT AGREEMENT                       18

Rate Loan into a Base Rate Loan with interest accruing thereon, with reference to the Base Rate Loan, as provided in SECTION 2.2 above.

          (c) Upon satisfaction by Borrower of the Minimum Notice Requirement, and subject to the conditions provided in this Agreement or the applicable AGF Note, Borrower may through an Authorized Officer, on any date prior to the Maturity Date for the AGF Note under which the applicable Base Rate Loan was made, convert amounts of not less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate on the same date of any Base Rate Loan into a LIBOR Rate Loan with interest accruing thereon with reference to the applicable Adjusted LIBOR Rate as provided in SECTION
2.2 above, for the Interest Period selected in such notice.

          (d) If the Fixed Rate is applicable to any Loan, such interest rate shall not be subject to change by Borrower.

          (e) To the extent Borrower has not made an effective election under and in accordance with SUBPARAGRAPHS (a) OR (b) above (including, without limitation, at the expiration of an Interest Period), the Applicable Rate shall be the rate specified pursuant to the provisions contained herein for a Base Rate Loan. If Borrower has failed to make such election at the end of an Interest Period, Lender shall be deemed to have made a Base Rate Loan in the amount, and in replacement, of the LIBOR Rate Loan then maturing.

          Each notice of a LIBOR Rate election by Borrower must be given by an Authorized Officer, must satisfy the Minimum Notice Requirement and shall include the following: (i) Borrower's election of the applicable Adjusted LIBOR Rate; (ii) Borrower's choice of an Interest Period during which the Adjusted LIBOR Rate will apply; (iii) Borrower's election of the effective date (the "EFFECTIVE DATE") on which the LIBOR Rate Loan shall begin; and
(iv) the amount of outstanding loan principal which for any LIBOR Rate Loan shall not be less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (or any whole multiple of One Hundred Thousand and No/100 Dollars ($100,000.00) in excess thereof), to which the Adjusted LIBOR Rate shall apply. Borrower shall give notice of such election to Lender.

     Borrower's election to convert to a LIBOR Rate Loan is subject

CREDIT AGREEMENT                       19
to the following conditions: (1) the Interest Period shall be limited to a period commencing on the Effective Date and ending on a date 30, 60 or 90 days later elected by Borrower in its notice to Lender; (2) Borrower's written notice of an election shall be received by Lender in time to satisfy the Minimum Notice Requirement; (3) the last day of the Interest Period will not be subsequent in time to the Maturity Date for the AGF Note under which the applicable LIBOR Rate Loan was made; (4) in the case of a continuation of a LIBOR Rate Loan, the Interest Period applicable after such continuation shall commence on the last day of the preceding Interest Period; (5) no LIBOR Rate election shall be made if Lender notifies Borrower that it has determined by reason of circumstances affecting the interbank Eurodollar market that either adequate or reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for any Interest Period, or it becomes impracticable for Lender to obtain funds by purchasing U.S. dollars in the interbank Eurodollar market, or if Lender determines that the Adjusted LIBOR Rate will not adequately or fairly reflect the costs to Lender of maintaining the applicable LIBOR Rate Loan at such rate, or if as a result of any Regulatory Change, it shall become unlawful or impossible for Lender to maintain any such LIBOR Rate election; (6) there shall never be more than two (2) LIBOR Rate Loans, in the aggregate, in effect at any one time under any AGF Note; and (7) no LIBOR Rate election shall be made after the occurrence and during the continuance of an Event of Default.

     If, on or after the Effective Date, any Regulatory Change shall make it unlawful or impossible for Lender (or its Eurodollar lending office) to make, maintain or fund LIBOR Rate Loans or Fixed Rate Loans or if Lender determines that it may not lawfully continue to maintain and fund any of its outstanding LIBOR Rate Loans or Fixed Rate Loans to maturity, Borrower shall immediately prepay in full the then outstanding principal amount of Lender's LIBOR Rate Loans or Fixed Rate Loans, as applicable, together with accrued interest thereon.

     Borrower shall indemnify Lender against any Consequential Loss which Lender may sustain or incur as a consequence of Borrower's failure to make a payment on the date such payment is due hereunder or the payment, prepayment or conversion of any LIBOR Rate Loan or Fixed Rate Loan hereunder on a day other than an Interest Adjustment Date (with respect to LIBOR Rate Loans) or applicable maturity date (with respect to Fixed Rate Loans).

CREDIT AGREEMENT                       20

     Borrowers shall also indemnify Lender against and reimburse Lender for increased costs to Lender, as a result of any Regulatory Change, in the maintaining of any LIBOR Rate Loans or Fixed Rate Loans. All payments made pursuant to this paragraph shall be made free and clear, without reduction for, or account of, any present or future taxes or other levies of any nature, excluding income, franchises, business, and profits taxes.

     SECTION 2.4. AGF NOTE. Loans made under the Advised Guidance Facility shall be evidenced by the AGF Notes. Each AGF Note shall set forth the maximum principal amount of the Loan which may be funded pursuant to such AGF Note. The applicable Advances under an AGF Note shall be funded by Lender in such minimum amounts as set forth in SECTION 2.1; provided, that Lender's obligation to make any Advances under the respective AGF Note shall terminate upon the earlier of (a) the date on which the maximum amount of the Advances as set forth in the applicable AGF Note has been funded and is outstanding, or (b) a date occurring sixty (60) days after the date of such AGF Note.

     SECTION 2.5. PRINCIPAL PAYMENTS; TERMINATION OF ADVISED GUIDANCE FACILITY. The outstanding principal balance of each AGF Note, together with all accrued but unpaid interest thereon, shall be due and payable in full as provided in the applicable AGF Note, but in any event on or before the earlier of (a) the termination of the Total Revolving Commitment, or (b) the Maturity Date for each AGF Note. The Advised Guidance Facility shall terminate on the Termination Date, and, after such date, Lender shall have no obligation to make any additional Loans under this ARTICLE II.

                                 ARTICLE III

                 GENERAL PROVISIONS RELATED TO LOAN PAYMENTS

     SECTION 3.1. GENERAL PROVISIONS AS TO PAYMENTS. Borrower shall make each payment of principal of, and interest on, the Loans and all fees payable hereunder not later than 10:00 a.m. (Dallas, Texas time) on the date when due, in immediately available funds in Dallas, Texas, to Lender at its address referred to in SECTION 9.1. Upon payment by Borrower to Lender of any amounts due and owing pursuant to this Credit Agreement, Borrower shall be discharged from all obligations with respect to such payment. Whenever any payment of principal of, or interest on, the Loans shall be due on

CREDIT AGREEMENT                       21
a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. Prior to the occurrence of an Event of Default, all payments made on the Loans shall be applied first to accrued but unpaid interest and then to principal. After the occurrence of an Event of Default, all payments made on the Loans shall be applied in such manner as Lender shall determine in its sole discretion.

     SECTION 3.2. OVERDUE PRINCIPAL AND INTEREST. Any overdue principal of and, to the extent permitted by law, overdue interest on any Loan (after giving effect to all grace periods) shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the lesser of the Maximum Lawful Rate or the sum of four percent (4%) plus the Base Rate (the "DEFAULT RATE").

     SECTION 3.3. MAXIMUM LAWFUL RATE. If at any time the Applicable Rate (the "contract rate") is limited to the Maximum Lawful Rate, any subsequent reductions in the contract rate shall not reduce the rate of interest on the affected Loan below the Maximum Lawful Rate until the total amount of interest accrued equals the amount of interest which would have accrued if the contract rate had at all times been in effect. In the event that at maturity (stated or by acceleration), or at final payment of any AGF Note, the total amount of interest paid or accrued on the AGF Note is less than the amount of interest which would have accrued if the contract rate had at all times been in effect with respect thereto, then at such time, to the extent permitted by law, Borrower shall pay to the holder of an AGF Note an amount equal to the difference between (a) the lesser of the amount of interest which would have accrued if the contract rate had at all times been in effect and the amount of interest which would have accrued if the Maximum Lawful Rate had at all times been in effect, and (b) the amount of interest actually paid on the AGF Note.

     SECTION 3.4. INCREASED COSTS AND LEGAL RESTRICTIONS APPLICABLE TO THE ADVISED GUIDANCE FACILITY. If, after the date hereof, any Regulatory Change shall occur which:

     (a) imposes, modifies or deems applicable any reserve, special deposit, compensatory loan, deposit insurance, capital adequacy, minimum capital, capital ratio or similar requirement against all or any assets held by, deposits or accounts with, credit extended by or to, or commitments to extend credit or any other acquisition of funds by Lender which affects financial

CREDIT AGREEMENT                       22
transactions entered into by Lender similar to the transactions contemplated by this Credit Agreement, or imposes on Lender any other condition affecting the maintaining of the Advised Guidance Facility; or

     (b) subjects Lender to, or causes the termination or reduction of a previously granted exemption with respect to, any Taxes with respect to maintaining its Advised Guidance Facility;

and the result of any of the foregoing events is to increase the cost to Lender of maintaining the Advised Guidance Facility or to reduce the amount of any sums received or receivable by it under this Credit Agreement or any other Loan Document, or to reduce the rate of return on Lender's equity in connection with this Credit Agreement, as the case may be, then, in any such case, Lender shall notify Borrower within thirty (30) days of Lender's becoming aware of such additional amount or amounts which Lender will require to be paid to compensate Lender for any such additional cost, reduced benefit, reduced amount received or reduced rate of return, and Borrower shall pay such required amount within five (5) days after such notice from Lender. Lender shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to avoid such additional cost, reduced benefit, reduced amount received or reduced rate of return; provided, however, that the failure of Lender to take any action shall not limit or otherwise affect the obligations of Borrower under this SECTION 3.4. If Lender sustains or incurs any additional cost, reduced benefit, reduced amount received or reduced rate of return, its demand for payment pursuant to this SECTION 3.4 shall include a written statement of the nature and amounts thereof, which statement shall be presumed correct and prima facie evidence of the amounts thereof. Lender will exercise reasonable efforts to provide such statement promptly after learning of the basis therefore, but the failure of Lender to act promptly shall not limit or otherwise affect the obligations of Borrower under this SECTION 3.4.

     SECTION 3.5.   PREPAYMENTS OF LOANS; REDUCTION OF ADVISED GUIDANCE
FACILITY.

          (a) At any time, Borrower may by notice to Lender prior to 10:00 a.m. (Dallas, Texas time) at least three Business Days prior to the date on which prepayment under this SECTION 3.5 is to be made, voluntarily prepay outstanding Loans from time to time and

CREDIT AGREEMENT                       23
at any time, in whole or in part, other than Fixed Rate Loans; provided, that
(i) each such partial payment with respect to any Loan must be in a minimum amount of at least Two Hundred Fifty Thousand and No/100 Dollars
($250,000.00), and (ii) Borrower shall pay any related Consequential Losses within ten days after Lender's demand therefor. Borrower must obtain Lender's prior written consent to prepay a Fixed Rate Loan.

          (b) Borrower may terminate the Advised Guidance Facility at any time and from time to time provided that (i) notice of such termination must be received by Lender by 10:00 a.m. Dallas, Texas, time on the first Business Day preceding the effective date of such termination, and (ii) in no event shall Borrower be entitled to reduce the Advised Guidance Facility, unless Borrower has elected to terminate the Advised Guidance Facility in full.

          (c) If Borrower shall prepay any LIBOR Rate Loan or Fixed Rate Loan prior to the expiration of its applicable Interest Period or maturity, as the case may be, Borrower shall pay Lender a prepayment fee in an amount equal to the consequential loss (the "CONSEQUENTIAL LOSS") incurred by Lender as a result of any such prepayment, such Consequential Loss to be an amount equal to any losses, costs or expenses incurred by Lender by virtue of such prepayment, which such loss, cost or expense shall include that which Lender may sustain or incur in liquidating or employing deposits from Lender or third parties acquired to effect, fund or maintain any such LIBOR Rate Loan or Fixed Rate Loan. Such loss or expense shall include, without limitation,
(i) any expense or penalty incurred by Lender in redepositing such principal amount, plus (ii) any "breakage" fees that Lender is required to pay by reason of the early breakage of any customary LIBOR or other contract entered into by Lender in connection with providing funds for such LIBOR Rate Loan or Fixed Rate Loan. Any prepayment fee required to be paid by Borrower pursuant to this SECTION 3.5 or any other provisions of this Agreement or of the other Loan Documents in connection with the prepayment of any LIBOR Rate Loan or Fixed Rate Loan shall be due and payable whether such prepayment is being made voluntarily or involuntarily, including, without limitation, as a result of an acceleration of sums due under LIBOR Rate Loans or Fixed Rate Loans or any part thereof due to an Event of Default.

                                  ARTICLE IV

CREDIT AGREEMENT                       24

                 COLLATERAL FOR THE ADVISED GUIDANCE FACILITY

     SECTION 4.1. SECURITY. In order to secure the Obligations under or related to all AGF Notes and the Advised Guidance Facility, Borrower shall:

     (a) execute and deliver to Lender the Collateral Assignment, pursuant to which Borrower shall assign to Lender each Equipment Lease and grant to Lender a first priority security interest in all Equipment; and

     (b) execute and deliver all necessary financing statements and such other documents, instruments and agreements as Lender shall deem reasonably necessary or appropriate to (i) create and perfect in favor of Lender a first and prior Lien in and to the Equipment Leases and all Equipment, and (ii) enforce the obligation of Borrower to assign the Equipment Leases.

     SECTION 4.2. LEASE AND OPERATION OF EQUIPMENT. Borrower shall not lease the Equipment except pursuant to Approved Equipment Leases, and shall deliver to Lender as soon as practicably possible all information requested by Lender related to any Equipment proposed to be purchased by Borrower with the proceeds of a Loan (including, any purchase orders, invoices or receipts related thereto).

                                  ARTICLE V

                       CONDITIONS PRECEDENT TO ADVANCES

     The obligation of Lender to make an Advance hereunder is subject to the satisfaction of the following conditions:

     SECTION 5.1.   ALL ADVANCES.  In the case of each Advance:

     (a)  timely receipt by Lender of a Request for Advance;

     (b) immediately before and after giving effect to such Advance, no Default shall have occurred and be continuing and the making of any Advance shall not cause a Default;

     (c)  the representations and warranties contained in this

CREDIT AGREEMENT                       25

Credit Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such Advance subject to any changes in such representations and warranties not prohibited in this Agreement, except that all representations and warranties that speak as of a particular date shall only be required on the date of each such advance to be true and correct in all material respects as of the date to which such representation or warranty speaks and not as of any subsequent date; and

     (d) receipt by Lender of (i) a description of the Equipment to be purchased with the proceeds of the Advance, and (ii) any other information requested by Lender pursuant to SECTION 4.2.

     Each Advance hereunder shall be deemed to be a representation and warranty by Borrower on the date of such Advance as to the facts specified in SECTIONS 5.1(b) AND (c).

     SECTION 5.2. PARTICULAR ADVANCES. In the case of the first Advance under each AGF Note:

     (a)  all conditions set forth in SECTION 5.1 shall be satisfied;

     (b) Borrower shall have executed and delivered to Lender the AGF Note with respect to the Loan under which such Advance was made; and

     (c) receipt by Lender of (i) a description of the Equipment to be purchased with the proceeds of the Loan, (ii) a copy of the fully executed Equipment Lease covering such Equipment, (iii) a fully executed consent to the assignment of such Equipment Lease executed by Borrower and the applicable lessee, and (iv) any other information requested by Lender pursuant to SECTION 4.2.

     SECTION 5.3. CLOSING DATE REQUIREMENTS. On or before the Closing Date, Borrower shall deliver to Lender:

     (a)  this Credit Agreement, duly executed by Borrower;

     (b)  any applicable AGF Note, duly executed by Borrower;

     (c)  the Collateral Assignment, duly executed by Borrower;


CREDIT AGREEMENT                       26

     (d) all other Security Documents required by Lender as of the Closing Date, duly executed;

     (e) an opinion of counsel for Borrower favorably opining as to the due organization and existence of Borrower, the enforceability of each of the Loan Documents and otherwise being in form and substance reasonably satisfactory to Lender; and

     (f) all resolutions, certificates or documents Lender may request relating to the existence of Borrower, the corporate authority for the execution and validity of this Credit Agreement and the other Loan Documents and any other matters relevant hereto, all in form and substance reasonably satisfactory to Lender.

     The documents, certificates and opinions referred to in this SECTION 5.2 shall be delivered to Lender no later than the Closing Date. The certificates, opinions and documents referred to in this SECTION 5.2 shall, where Lender deems appropriate, be dated the Closing Date.

                                  ARTICLE VI

                        REPRESENTATIONS AND WARRANTIES

     Borrower represents and warrants that:

     SECTION 6.1. USE OF PROCEEDS. Borrower will use the proceeds of the Loans for the purposes set forth in SECTION 2.1 hereof. Borrower will not, directly or indirectly, use any of the proceeds of the Loans for the purpose of purchasing or carrying, or retiring any Debt which was originally incurred to purchase or carry, any "margin stock" as defined in the Margin Regulations, or to purchase or carry any "security that is publicly-held" within the meaning of Regulation T of the Board of Governors of the Federal Reserve System, or otherwise take or permit any action which would involve a violation of such Margin Regulations or any other regulation of such Board of Governors. The Loans are not secured, directly or indirectly, in whole or in part, by collateral that includes any "margin stock" within the meaning of the Margin Regulations. Borrower will not engage principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any "margin stock" within the

CREDIT AGREEMENT                       27
meaning of the Margin Regulations.

     SECTION 6.2. CORPORATE EXISTENCE AND POWER. Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the state of its organization, and has all power and authority necessary to carry on its business as now conducted.

     SECTION 6.3. CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance of this Credit Agreement and the other Loan Documents by Borrower are within its corporate powers, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation (including, without limitation, the Margin Regulations) or of the articles of incorporation or bylaws of Borrower or of any material judgment, injunction, order, decree or material agreement binding upon Borrower or its assets, or result in the creation or imposition of any Lien on any asset of Borrower, except as contemplated thereby.

     SECTION 6.4. BINDING EFFECT. This Credit Agreement constitutes a valid and binding agreement of Borrower. Each AGF Note and each other Loan Document when executed and delivered in accordance with this Credit Agreement, will constitute a valid and binding obligation of Borrower, each enforceable in accordance with its terms except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general applicability.

     SECTION 6.5.   FINANCIAL INFORMATION.

          (a) The current financial statements of Borrower and all the other financial reports and information of Borrower that have been delivered to Lender are true and correct in all material respects as of the date of such current financial statements and other reports and information.

          (b) Except as disclosed in writing to Lender prior to the Closing Date, since the later of March 31, 1997, or the date of the most recent quarterly financial statements delivered to Lender, there has been no material adverse change in the business,

CREDIT AGREEMENT                       28
financial position or results of operations of Borrower; and, there exists no condition, event or occurrence that could reasonably be expected to have a Material Adverse Effect on Borrower.

     SECTION 6.6. LITIGATION. There is no action, suit or proceeding pending against, or to the knowledge of Borrower, threatened against or affecting Borrower before any court or arbitrator, any governmental body, agency or official which could reasonably be anticipated to have a Material Adverse Effect on Borrower, or which could in any manner draw into question the validity of the Loan Documents.

     SECTION 6.7. TAXES AND FILING OF TAX RETURNS. Borrower has filed all tax returns required to have been filed and has paid or has made adequate provision for payment of all Taxes shown to be due and payable on such returns, including interest and penalties, and all other Taxes which are payable by Borrower, to the extent the same have become due and payable. Borrower has no knowledge of any proposed Tax assessment against it other than customary ad valorem taxes or other Taxes to become due in the normal course of business, and Borrower has made adequate provisions for all Tax liabilities. No income tax liability of Borrower has been asserted by the Internal Revenue Service for Taxes in excess of those already paid.

     SECTION 6.8. BUSINESS; COMPLIANCE. Borrower has performed and abided by all obligations required to be performed by it under all agreements to which it is a party, if its failure to so perform would have a Material Adverse Effect.

     SECTION 6.9. LICENSES, PERMITS, ETC. Borrower possesses such valid franchises, certificates, licenses, permits, consents, authorizations, exemptions and orders of tribunals as are necessary to carry on its business as now being conducted and as proposed to be conducted, and which if not possessed by Borrower would have a Material Adverse Effect.

     SECTION 6.10. COMPLIANCE WITH LAW. The business and operations of Borrower have been and are being conducted in accordance with all applicable laws, rules and regulations of all tribunals, other than violations which could not (either individually or collectively) have a Material Adverse Effect.

CREDIT AGREEMENT                       29

     SECTION 6.11. FULL DISCLOSURE. No written information heretofore furnished by Borrower or, to the knowledge of Borrower, on behalf of Borrower to Lender for the purposes of this Credit Agreement or any transaction contemplated hereby, contained and no written information hereafter furnished by Borrower to Lender for purposes of this Credit Agreement or any transaction contemplated hereby will contain, any untrue statement of a material fact or omit a material fact necessary to make the statements therein not materially misleading in light of the facts and circumstances existing at the time.

     SECTION 6.12. FISCAL YEAR. Borrower's fiscal year ends on June 30th of each year.

     SECTION 6.13. ENVIRONMENTAL MATTERS. Except as otherwise disclosed to Lender, Borrower (i) does not know of any environmental condition or circumstance, such as the presence of any hazardous substance (as defined in SECTION 7.12), adversely affecting the properties or operation of Borrower,
(ii) has not received any report of a violation by Borrower of any Applicable Environmental Law, or (iii) do not know that Borrower is under any obligation to remedy any violation of any Applicable Environmental Law.

     SECTION 6.14.  ERISA.

          (a) Each Employee Plan has been maintained and administered in substantial compliance with the applicable requirements of the Code and ERISA except to the extent that the failure to have done so would not have a Material Adverse Effect on Borrower. No circumstances exist with respect to any Employee Plan that could have a Material Adverse Effect on Borrower.

          (b) With respect to each Pension Plan, (i) no accumulated funding deficiency (within the meaning of Section 412(a) of the Code), whether waived or unwaived, exists; (ii) the present value of accrued benefits (based on the most recent actuarial valuation prepared for each such plan, if any, in accordance with ongoing assumptions) does not exceed the current value of plan assets allocable to such benefits by a material amount; (iii) no reportable event (within the meaning of Section 4043 of ERISA) other than purchases and sales of securities from a plan trustee as reported in the audited financial statements

CREDIT AGREEMENT                       30
of such plan has occurred; (iv) no uncorrected prohibited transactions (within the meaning of Section 4975 of the Code) exist; (v) to the extent such plan is covered by PBGC, no material liability to the PBGC exists and no circumstances exist that could reasonably be expected to result in any such liability; and (vi) no material withdrawal liability (within the meaning of Section 4201(a) of ERISA) exists and no circumstances exist that could reasonably be expected to result in any such liability; except, with respect to each of the foregoing clauses in this subparagraph (b), where such existence, excess or occurrence, as applicable, does not have and could not have a Material Adverse Effect on Borrower.

          (c) As of the date hereof, Borrower has no obligation under any Employee Plan to provide post-employment health care benefits to any of its current or former employees that could have a Material Adverse Effect on Borrower, except as may be required by Section 4980B of the Code.

                                 ARTICLE VII

                                  COVENANTS

     Borrower agrees that so long as Lender has any obligation under ARTICLE II hereof or any amount payable under any AGF Note remains unpaid:

     SECTION 7.1. INFORMATION. Borrower will deliver, or cause to be delivered, to Lender:

     (a) as soon as available and in any event within ninety (90) days after the end of each fiscal year of Borrower, an audited balance sheet of Borrower as of the end of such fiscal year and the related audited statements of income and changes in cash flow for such fiscal year, all reported by Borrower in accordance with GAAP, and audited by an independent public accountant acceptable to Lender;

     (b) as soon as available and in any event within forty-five (45) days after the end of each quarter in each fiscal year of Borrower, an unaudited balance sheet of Borrower as of the end of such quarter and the related unaudited statements of income and

CREDIT AGREEMENT                       31
cash flow for such quarter, all reported by Borrower in accordance with GAAP, subject to year-end audit adjustment;

     (c) simultaneously with the delivery of each set of financial statements referred to in SECTIONS 7.1(a) AND (b), a certificate of Borrower as to compliance with the financial covenants contained in SECTIONS 7.12 signed by an Authorized Officer of Borrower;

     (d) as soon as available, any and all public filings and any reports or other information delivered to Borrower's shareholders generally as such; and

     (e) from time to time such additional financial statements and financial information regarding the financial position or business of Borrower as Lender may reasonably request.

     SECTION 7.2.   FINANCIAL COVENANTS.  Borrower covenants and agrees that:

     (a) MINIMUM TANGIBLE NET WORTH. In no event shall Borrower permit its Tangible Net Worth to be less than the sum of (i) $3,200,000.00, plus (ii) the proceeds from any equity offering by Borrower, plus (iii) as of the end of each fiscal quarter commencing with September 30, 1997, the product of (A) fifty percent (50%) times (B) the net income of Borrower for the immediately preceding fiscal quarter; provided, that in no case shall such sum be less than the minimum Tangible Net Worth calculated hereunder for the previous quarter.

     (b) DEBT TO WORTH RATIO. In no event shall Borrower permit the ratio of its Debt to Tangible Net Worth to be in excess of 1.65 to 1.

     (c) FIXED CHARGE RATIO. In no event shall Borrower permit its Fixed Charge Ratio to be less than 1.25 to 1.

     (d) CURRENT RATIO. In no event shall Borrower permit its Current Ratio to be less than 1.15 to 1.

     (e) RESTRICTION ON DISTRIBUTIONS. Borrower shall not declare, make or incur any liability to make any Distribution.

     SECTION 7.3.   CONSOLIDATIONS, MERGERS, SALES OF ASSETS, AND

CREDIT AGREEMENT                       32

MAINTENANCE. Neither Borrower nor any Subsidiary of Borrower will (a) consolidate or merge with or into any other Person unless immediately following such consolidation or merger no Default will have occurred and Borrower is the surviving entity, (b) sell, lease, abandon or otherwise transfer all or any material part of Borrower's or any Subsidiary's assets to any other Person except in the ordinary course of business, (c) terminate, or fail to maintain, its existence, or (d) terminate, or fail to maintain, its good standing and qualification to transact business in all jurisdictions where the failure to maintain its good standing or qualification to transact business could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.4. USE OF PROCEEDS. Borrower will use the proceeds of the Loans solely for the purposes represented in this Credit Agreement and shall not use such proceeds, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any Margin Stock and none of such proceeds will be used in violation of applicable law (including, without limitation, the Margin Regulations).

     SECTION 7.5. RIGHT OF INSPECTION; RIGHT OF AUDIT. Borrower will permit any officer, employee or agent of Lender, upon reasonable notice (a) to visit and inspect any of the assets of Borrower and each Subsidiary, (b) to examine Borrower's and each Subsidiary's books of record and accounts and take copies and extracts therefrom, (c) to discuss the affairs, finances and accounts of Borrower and each Subsidiary with Borrower's and each Subsidiary's officers, accountants and auditors, and (d) to communicate directly with any lessee under any Equipment Lease concerning the financial condition of such lessee and any matters related to the Equipment Lease.

     SECTION 7.6. LIMITATION ON DEBT. Neither Borrower nor any Subsidiary shall incur any Debt, except for (a) the Obligations, (b) trade payables or trade letters of credit incurred in the ordinary course of business, (c) the Debt described on SCHEDULE I attached hereto and any refinancings or extensions of such Debt so long as the amount of any such Debt is not increased by any such refinancing or extension, (d) purchase money Debt, (e) capital lease obligations, and (f) Debt between and among Borrower and its Subsidiaries (subject, however to the limitation contained in SECTION 7.15).

CREDIT AGREEMENT                       33

     SECTION 7.7. LIMITATION ON SALE OF PROPERTIES. Neither Borrower nor any Subsidiary shall sell, assign, convey, exchange, lease or otherwise dispose of any of its properties, rights, assets or business, whether now owned or hereafter acquired, except (a) in the ordinary course of its business, (b) obsolete or worn out property, or equipment sold in contemplation of the acquisition of replacement equipment of at least equal value or utility, and (c) sale of any other property not included as collateral for the Obligations.

     SECTION 7.8. LIMITATIONS ON LIENS. Neither Borrower nor any Subsidiary shall create, incur, assume or suffer to exist any Lien upon any of its assets other than Liens existing as of the Closing Date and described in SCHEDULE II and Permitted Liens; provided that with respect to the Collateral the only Liens permitted shall be Liens in favor of Lender and liens for taxes, assessments or other governmental charges not delinquent.

     SECTION 7.9. MAINTENANCE OF INSURANCE. Borrower and each Subsidiary will at all times maintain or cause to be maintained insurance covering such risks as are customarily carried by businesses similarly situated including, without limitation, the following: (a) worker's compensation insurance; (b) employer's liability insurance; (c) comprehensive general public liability and property damage insurance in respect of all activities in which Borrower or any Subsidiary might incur personal liability for the death or injury of an employee or third person, or damage to or destruction of another's property; (d) insurance against loss or damage by fire, lightning, hail, tornado, explosion and other similar risk; (e) comprehensive automobile liability insurance, and (f) business interruption insurance; PROVIDED that any worker's compensation, similar insurance required by applicable law, and other aspects of its business and operations may be self-insured by Borrower or any Subsidiary in accordance with the provisions of, and to the extent permitted by applicable law, or insured by any insurance company, a majority of whose voting shares are owned by Borrower or any Affiliate of Borrower. Borrower shall deliver to Lender each insurance policy or certificates evidencing the policies carried by Borrower or any Subsidiary which show, among other things, the name of the insurer, the amount of coverage, the risks insured against, and such other related information as Lender may reasonably request.

CREDIT AGREEMENT                       34

     SECTION 7.10. PAYMENT OF TAXES AND CLAIMS. Borrower and each Subsidiary will pay (a) all Taxes imposed upon it or any of its assets or with respect to any of its franchises, businesses, income or profits before any material penalty or interest accrues thereon and (b) all material claims (including, without limitation, claims for labor, services, materials and supplies) for sums which have become due and payable and which by law have or might become a Lien on any of its assets; provided, however, no payment of Taxes or claims shall be required if (i) the amount, applicability or validity thereof is currently being contested in good faith by appropriate action promptly initiated and diligently conducted in accordance with good business practices and no material part of the property or assets of Borrower or any Subsidiary are subject to levy or execution, (ii) Borrower or the applicable Subsidiary, as required in accordance with GAAP, shall have set aside on its books reserves (segregated to the extent required by GAAP) deemed by it to be adequate with respect thereto, and (iii) Borrower has notified Lender of such circumstances, in detail reasonably satisfactory to Lender.

     SECTION 7.11. COMPLIANCE WITH LAWS AND DOCUMENTS. Neither Borrower nor any Subsidiary will directly or indirectly, violate the provisions of any laws, its organizational documents or any agreement to which it is a party, if such violation, alone or when combined with all other such violations, could reasonably be expected to have a Material Adverse Effect.

     SECTION 7.12. ENVIRONMENTAL LAW COMPLIANCE AND INDEMNITY. Borrower and each Subsidiary agree to promptly pay and discharge when due all debts, claims, liabilities and obligations with respect to any clean-up measures necessary for it to comply with Applicable Environmental Laws affecting it. Borrower hereby indemnifies and agrees to defend and hold Lender and its successors and assigns harmless from and against any and all claims, demands, causes of action, loss, damage, liabilities, costs and expenses (including reasonable attorneys' fees and court costs) of any and every kind or character, known or unknown, fixed or contingent, asserted against or incurred by Lender at any time and from time to time including, without limitation, those asserted or arising subsequent to the payment or other satisfaction of all AGF Notes, by reason of, arising out of or related in any way to Lender's entering into this Agreement and the transactions herein contemplated, INCLUDING MATTERS ARISING OUT OF THE ORDINARY

CREDIT AGREEMENT                       35

NEGLIGENCE OF LENDER (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE OR OTHERWISE), BUT EXCLUDING MATTERS ARISING OUT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LENDER. It shall not be a defense to the covenant of Borrower to indemnify that the act, omission, event or circumstance did not constitute a violation of any Applicable Environmental Law at the time of its existence or occurrence. The terms "HAZARDOUS SUBSTANCE" and "RELEASE" shall have the meanings specified in the Superfund Amendments and Reauthorization Act of 1986 ("SARA"), and the terms "SOLID WASTE" and "DISPOSED" shall have the meanings specified in the Resource Conservation and Recovery Act of 1976 ("RCRA"); provided, to the extent that any other applicable laws of the United States of America or political subdivision thereof establish a meaning for "hazardous substance," "release," "solid waste," or "disposed" which is broader than that specified in either SARA or RCRA, such broader meaning shall apply. As used in this Agreement, "APPLICABLE ENVIRONMENTAL LAW" shall mean and include the singular, and "APPLICABLE ENVIRONMENTAL LAWS" shall mean and include the collective aggregate of the following: Any law, statute, ordinance, rule, regulation, order or determination of any governmental authority or any board of fire underwriters (or other body exercising similar functions), or any restrictive covenant or deed restriction (recorded or otherwise) affecting Borrower pertaining to health, safety or the environment, including, without limitation, all applicable flood disaster laws and health, safety and environmental laws and regulations pertaining to health, safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act of 1976, the Superfund Amendments and Reauthorization Act of 1986, the Occupational Safety and Health Act, the Texas Water Code, the Texas Solid Waste Disposal Act, the Texas Workers' Compensation Laws, and any federal, state or municipal laws, ordinances, regulations or law which may now or hereafter require removal of asbestos or other hazardous wastes from any property of Borrower or any Subsidiary or impose any liability on Lender related to asbestos or other hazardous wastes in any property of Borrower or any Subsidiary. The provisions of this SECTION 7.12 shall survive the repayment of each AGF Note.
 In the event of the transfer of any AGF Note or any portion thereof, Lender or any prior holder of any AGF Note and any participants shall continue to be benefitted by this indemnity and agreement with respect to the period of such holding of the applicable AGF Note.

CREDIT AGREEMENT                       36

     SECTION 7.13. ADDITIONAL DOCUMENTS. Borrower shall execute and deliver or cause to be executed and delivered such other and further instruments or documents as in the judgment of Lender may be required to better effectuate the transactions contemplated herein.

     SECTION 7.14. QUANTITY OF DOCUMENTS. All certificates, opinions, reports and documents to be delivered from time to time hereunder shall be in such number of counterparts as Lender may reasonably request.

     SECTION 7.15. INVESTMENTS. Neither Borrower nor any Subsidiary will, directly or indirectly, make any loans, advances, extensions of credit, guarantees in favor of or capital contributions to, make any investment in, purchase any stock or securities of, or interests in, any Person, or incur Debt to finance the acquisition of any Person or all or a material part of the assets of any Person, except (a) investments by Borrower in, or Debt funded by Borrower to, any Subsidiary listed in SCHEDULE III attached hereto, which investment and Debt shall be limited, however, to an aggregate amount equal to the investments and Debt existing as of the Closing Date plus $250,000.00, (b) investments in Cash Equivalents, (c) travel advances to employees of Borrower or any Subsidiary not to exceed $20,000.00 in the aggregate, and (d) accounts receivable incurred in the ordinary course of business.

     SECTION 7.16. TRANSACTIONS WITH AFFILIATES. Except with respect to a transaction permitted under SECTIONS 7.3, 7.6 AND 7.15, Borrower will not engage in any material transaction with an Affiliate unless such transaction is as reasonably favorable to Borrower as could be obtained in an arm's length transaction with an unaffiliated Person in accordance with prevailing industry customs and practices.

     SECTION 7.17. FISCAL YEAR. Neither Borrower nor any Subsidiary will change its fiscal year.

     SECTION 7.18.  ERISA.

          (a) Borrower shall, and shall cause each member of its Controlled Group (as that term is defined in the Code) to, maintain and administer any Employee Plan in accordance with the applicable


CREDIT AGREEMENT                      37
requirements of the Code and ERISA except to the extent that the failure to do so would not have a Material Adverse Effect on Borrower. Borrower shall not permit or suffer to exist any circumstances with respect to any Employee Plan that could have a Material Adverse Effect on Borrower.

          (b) With respect to any Pension Plan, Borrower shall not (i) permit any accumulated funding deficiency (within the meaning of Section 412(a) of the Code), whether waived or unwaived, to exist; (ii) permit the present value of accrued benefits (based on the most recent actuarial valuation prepared for each such plan, if any, in accordance with ongoing actuarial assumptions) to exceed the current value of plan assets allocable to such benefits by a material amount; (iii) permit any reportable event (within the meaning of Section 4043 of ERISA) to occur, other than purchases and sales of securities from a plan trustee as reported in the audited financial statements of such plan;
(iv) permit a prohibited transaction (within the meaning of Section 4975 of the Code) to occur; (v) incur any material liability to the PBGC; or (vi) incur any material withdrawal liability (within the meaning of Section 4201(a) of ERISA); except, with respect to each of the foregoing clauses in this subparagraph (b), where such existence, excess or occurrence, as applicable, does not have or could not have a Material Adverse Effect on Borrower.

          (c) Borrower shall not incur a material obligation to provide post-employment health care benefits to any of its current or former employees that could have a Material Adverse Effect on Borrower, except as may be required by Section 4980B of the Code or otherwise required by law.

     SECTION 7.19. CHANGES IN MANAGEMENT. Borrower shall not voluntarily change its chief executive officer, chief financial officer or president without the prior written consent of Lender.

     SECTION 7.20. REPURCHASE OF STOCK. Borrower shall not purchase any of its own stock without the prior written consent of Lender, except to the extent any holder of any stock options may choose to pay for shares by tendering shares.

                                     ARTICLE VIII

                                DEFAULTS AND REMEDIES




CREDIT AGREEMENT                      38

     SECTION 8.1. EVENTS OF DEFAULT. If one or more of the following events (collectively "EVENTS OF DEFAULT" and individually an "EVENT OF DEFAULT") shall have occurred and be continuing:

     (a) Borrower shall fail to pay when due any principal of or interest on any AGF Note or any monetary amount due under this Credit Agreement or any other Loan Document and such failure continues for ten (10) days after written notice thereof has been given to Borrower by Lender;

     (b) any covenant, agreement or condition contained in this Credit Agreement or in any other Loan Document is not fully and timely performed, observed or kept in all material respects, and the continuation of such failure for twenty (20) days after written notice thereof has been given to Borrower by Lender;

     (c) any representation, warranty, certification or statement made or deemed to have been made by Borrower in this Credit Agreement or by Borrower or any other Person in any certificate, financial statement or other document delivered pursuant to this Credit Agreement, including, without limitation, any other Loan Document, shall prove to have been incorrect in any material respect when made;

     (d) any event or condition shall occur and continue unremedied or unwaived for a period beyond any applicable cure period provided pursuant to the terms of any Debt of Borrower in excess of $100,000.00, which entitles (or, with the giving of notice or lapse of time or both, would entitle) the holder of any such Debt to accelerate the maturity thereof;

     (e) Borrower shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;


CREDIT AGREEMENT                      39

     (f) an involuntary case or other proceeding shall be commenced against Borrower seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) days; or an order for relief shall be entered against Borrower under the federal bankruptcy laws as now or hereafter in effect;

     (g) one (1) or more final judgments or orders for the payment of money in an aggregate amount outstanding at any time in excess of $100,000 shall be rendered against Borrower and such judgment or order (i) shall continue unsatisfied and unstayed (unless bonded with a supersedeas bond at least equal to such judgment or order) for a period of thirty (30) days or (ii) is not fully paid and satisfied at least ten (10) days prior to the date on which any of its assets may be lawfully sold to satisfy such judgment or order;

     (h) one (1) or more judgments or orders for the payment of money shall be rendered against Borrower, whether or not otherwise bonded or stayed, which has a Material Adverse Effect;

     (i) the sale, pledge, encumbrance, assignment or transfer, voluntarily or involuntarily, of any interest in Borrower (if any such entity is not a natural person but is a corporation, partnership, trust or other legal entity), without the prior written consent of Lender, except for Permitted Dispositions; or

     (j) the occurrence of a default or event of default under any Equipment Lease and the failure of Borrower to pay in full the related Loan within five
(5) days following such default or event of default;

then, and in every such event, Lender may without presentment, notice or demand (unless expressly provided for herein) of any kind (including, without limitation, notice of intention to accelerate and acceleration), all of which are hereby waived, (w) terminate the Advised Guidance Facility and it shall thereupon terminate, and (x) take such other actions as may be permitted by the Loan Documents including, declaring all AGF Notes (together with accrued interest thereon) to be, and the AGF Notes shall thereupon become,


CREDIT AGREEMENT                      40
immediately due and payable; PROVIDED THAT in the case of any of the Events of Default specified in SECTION 8.1(e) or (f), without any notice to Borrower or any other act by Lender, the Advised Guidance Facility shall thereupon terminate and all AGF Notes (together with accrued interest thereon) shall become immediately due and payable.

     Nothing herein or in any other Loan Document shall operate or be construed to add on or make cumulative any cure or grace periods specified in any of the Loan Documents.


                                    ARTICLE IX

                                  MISCELLANEOUS

     SECTION 9.1. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address set forth on the signature pages hereof or such other address as such party may hereafter specify for such purpose by notice to Lender and Borrower. Each such notice, request or other communication shall be effective (a) if given by mail, three (3) Business Days after deposit in the mails with first class postage prepaid, addressed as aforesaid or (b) if given by any other means, when delivered at the address specified in this SECTION 9.1; PROVIDED THAT notices to Lender under ARTICLE II or VIII shall not be effective until received.


     SECTION 9.2. NO WAIVERS. No failure or delay by Lender in exercising any right, power or privilege hereunder or under the AGF Note or other Loan Document shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law or in any of the other Loan Documents.

     SECTION 9.3. EXPENSES; INDEMNIFICATION. (a) Borrower shall pay all out-of-pocket expenses of Lender, including all fees and disbursements of counsel for Lender, in connection with the preparation of this Credit Agreement, the other Loan Documents,


CREDIT AGREEMENT                      41
and, if applicable, the recordation of the Loan Documents (provided, that Lender has agreed to pay $4,000 of the fees of its counsel in connection with the preparation of this Credit Agreement and the other Loan Documents), any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder, and, if an Event of Default occurs, Borrower shall pay all out-of-pocket expenses incurred by Lender, including fees and disbursements of counsel in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom, fees of auditors and consultants incurred in connection therewith and investigation expenses incurred by Lender in connection therewith.

     (b) Borrower agrees to indemnify Lender and hold Lender harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, all fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding, whether or not Lender shall be designated a party thereto) which may be incurred by Lender, relating to or arising out of this Credit Agreement or any actual or proposed use of proceeds of Loans hereunder; PROVIDED THAT LENDER SHALL NOT HAVE THE RIGHT TO BE INDEMNIFIED HEREUNDER FOR ITS OWN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, IT BEING THE INTENTION HEREBY THAT LENDER SHALL BE INDEMNIFIED FOR THE CONSEQUENCES OF ITS NEGLIGENCE (WHETHER SOLE, CONTRIBUTORY, COMPARATIVE OR OTHERWISE).

     SECTION 9.4. RIGHT AND SHARING OF SET-OFFS. (a) Upon the occurrence and during the continuance of any Event of Default, Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by Lender to or for the credit or the account of Borrower against any and all of the obligations of Borrower now or hereafter existing under this Credit Agreement and the AGF Notes held by Lender, irrespective of whether or not Lender shall have made any demand under this Credit Agreement or either of the AGF Notes, unless such demand is required by the other terms of this Credit Agreement or the AGF Notes. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender under this SECTION


CREDIT AGREEMENT                      42

9.4(a) are in addition to other rights and remedies (including, without limitation, other rights of setoff) which Lender may have.

     (b) Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any AGF Note may exercise rights of setoff or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower in the amount of such participation.

     SECTION 9.5. AMENDMENTS AND WAIVERS. Any provision of this Credit Agreement, the AGF Notes or the other Loan Documents may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by Borrower and Lender.

     SECTION 9.6. SURVIVAL. All representations, warranties and covenants made by Borrower herein or in any certificate or other instrument delivered by it or in its behalf under the Loan Documents shall be considered to have been relied upon by Lender and shall survive the delivery to Lender of such Loan Documents or the extension of the Loans (or any part thereof), regardless of any investigation made by or on behalf of Lender, but shall terminate upon payment in full of the Obligations and the termination of any obligation of Lender to make any future Loans.

     SECTION 9.7. LIMITATION ON INTEREST. Regardless of any provision contained in the Loan Documents, Lender shall never be entitled to receive, collect, or apply, as interest on the Loans, any amount in excess of the Maximum Lawful Rate, and in the event Lender ever receives, collects or applies as interest any such excess, such amount which would be deemed excessive interest shall be deemed a partial prepayment of principal and treated hereunder as such; and if the Loans are paid in full, any remaining excess shall promptly be paid to Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the Maximum Lawful Rate, Lender shall, to the extent permitted under applicable law, (a) characterize any nonprincipal payment as an expense, fee or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread, in equal parts, the total amount of the interest throughout the entire contemplated term of each AGF Note, so that the interest rate is the Maximum Lawful Rate throughout the entire term of such AGF Note; PROVIDED, HOWEVER,


CREDIT AGREEMENT                      43
that if the unpaid principal balance thereof is paid and performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual period of existence thereof exceeds the Maximum Lawful Rate, Lender shall refund to Borrower the amount of such excess and, in such event, Lender shall not be subject to any penalties provided by any laws for contracting for, charging, taking, reserving or receiving interest in excess of the Maximum Lawful Rate.

     SECTION 9.8. INVALID PROVISIONS. If any provision of the Loan Documents is held to be illegal, invalid, or unenforceable under present or future laws effective during the term thereof, such provision shall be fully severable, the Loan Documents shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part thereof, and the remaining provisions thereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance therefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as a part of the Loan Documents a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid and enforceable.

     SECTION 9.9. CONFLICT OF TERMS. The provisions of the other Loan Documents and any Schedule or Exhibit hereto are incorporated in this Credit Agreement for all purposes by this reference thereto. Except as otherwise provided in this Credit Agreement and except as otherwise provided in the other Loan Documents by specific reference to the applicable provision of this Credit Agreement, if any provision contained in this Credit Agreement is in conflict with, or inconsistent with, any provision in the other Loan Documents the provision contained in this Credit Agreement shall govern and control.

     SECTION 9.10. REVOLVING LOAN. Pursuant to Article 15.10(b) of Chapter 15, Subtitle 79, Revised Civil Statutes of Texas, 1925, as amended, Borrower agrees that such Chapter 15 shall not govern or in any manner apply to the Loans.

     SECTION 9.11. SUCCESSORS AND ASSIGNS. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or otherwise transfer any of


CREDIT AGREEMENT                      44
its rights under this Credit Agreement. Lender may assign or participate all or any part of its interest in the Advised Guidance Facility. Lender shall notify Borrower of any assignments or participations by Lender of any of its interest in the Advised Guidance Facility.

     SECTION 9.12. TEXAS LAW. THIS CREDIT AGREEMENT, THE AGF NOTE AND ALL OTHER LOAN DOCUMENTS SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

     SECTION 9.13. COUNTERPARTS; EFFECTIVENESS. This Credit Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Credit Agreement shall become effective when Lender shall have received counterparts hereof signed by all of the parties hereto.

     SECTION 9.14. NO THIRD PARTY BENEFICIARIES. It is expressly intended that there shall be no third party beneficiaries of the covenants, agreements, representations or warranties herein contained other than transferees or assignees of all or any part of Lender's interest hereunder.

     SECTION 9.15. ENTIRE AGREEMENT. This Credit Agreement and the other Loan Documents constitute the entire understanding and agreement between Borrower and Lender with respect to the transactions arising in connection with the Loans and supersede all prior written or oral understandings and agreements between Borrower and Lender with respect to the matters addressed in the Loan Documents. Borrower hereby acknowledges that, except as incorporated in writing in the Loan Documents, there are not, and were not, and no Persons are or were authorized by Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.

     THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.


CREDIT AGREEMENT                      45

CREDIT AGREEMENT                      46

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be duly executed as of the day and year first above written.


                                       BORROWER:


IWL Communications, Inc.               IWL COMMUNICATIONS, INC., a
12000 Aerospace Avenue                 Texas corporation
Suite 200
Houston, Texas 77034                   By: /s/ Richard H. Roberson
Attn: Chief Financial Officer             -----------------------------------
                                       Name:   Richard H. Roberson
                                             --------------------------------
                                       Title:  CFO
                                              -------------------------------



                                       LENDER:


1717 Main  Street                      BANK ONE, TEXAS, N.A., a
3rd Floor                              national banking association
Dallas, Texas  75201
Attn:     Mark Wade,                   By: /s/ Mark Wade
          Vice President                   ----------------------------------
                                           Mark Wade
                                           Vice President
















CREDIT AGREEMENT                      47